Exhibit 10.42

                              AMENDED AND RESTATED
                     LIMITED LIABILITY COMPANY AGREEMENT OF
                                    CPEC LLC

      This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CPEC LLC (the "Agreement") is made as of July 15, 1999, among CPEC LLC, a Delaware limited liability company ("CPEC"), INTERNEURON PHARMACEUTICALS, INC., a Delaware corporation ("Interneuron"), and INTERCARDIA, INC., a Delaware corporation ("Intercardia"), as members of CPEC, the other Persons (as defined below), if any, who become members of CPEC in accordance with this Agreement (whose names shall be set forth as Members on SCHEDULE A hereto). All capitalized terms not otherwise defined herein are used as defined in Article I below.


                                 R E C I T A L S
                                 - - - - - - - -

      A. CPEC is a limited liability company formed by Intercardia pursuant to the Delaware Act, by filing a Certificate of Formation of CPEC with the office of the Secretary of State of the State of Delaware and by entering into the Limited Liability Agreement of CPEC LLC, dated as of July 6, 1999 (the "Original Agreement").

      B. Through a merger of CPEC, Inc., a Nevada corporation, into CPEC, CPEC has acquired all of the rights of CPEC, Inc. in and to Bucindolol Intellectual Property, including the exclusive, worldwide rights under the BMS License, to develop and commercialize Bucindolol, a nonselective beta-blocker with mild vasodilating properties, for use as a pharmaceutical therapy for congestive heart failure and left ventricular dysfunction.

      C. Concurrently with the execution of this agreement, Interneuron and Intercardia have entered into an Exchange Agreement which provides, upon the terms and subject to the conditions thereof, for (i) the redemption by Intercardia of 4,229,381 of the shares of Common Stock, $.001 par value, of Intercardia owned by Interneuron, and (ii) the cancellation by Interneuron of a promissory note issued by Intercardia in the principal amount of $2,000,000 in exchange for the transfer by Intercardia to Interneuron of 65% of the limited liability company interests of CPEC (the "Exchange").

      D. Concurrently with execution of this Agreement, CPEC is executing the License Agreement providing for the assignment and license to and assumption by Intercardia of all of CPEC's rights and obligations under the Knoll Agreement for the development and commercialization of Bucindolol outside the United States, Puerto Rico and Japan by BASF Pharma/Knoll AG ("Knoll").

      E. The parties wish to set forth the rights and responsibilities and the powers and limitations of CPEC and the Members.

      NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:


                                  ARTICLE I --
                                  DEFINED TERMS

      Section 1.1 Definitions. For purposes of this Agreement, capitalized terms not otherwise defined herein shall have the corresponding meanings specified below.

      "ADDITIONAL MEMBERS" has the meaning set forth in Section 14.1 hereof.

      "AFFILIATE" means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. The term "control" means the ownership, directly or indirectly, of over 50% of the voting securities or interests of the Person in question, or the right to receive over 50% of the profits or earnings of a Person, or the power to direct or cause the direction of the management and policies of that Person, whether by contract or otherwise.

      "AGREED VALUE" means, with respect to any asset, the asset's adjusted federal income tax basis, except that (i) the Agreed Value of any asset contributed to CPEC shall be its gross fair market value at the time of the contribution; (ii) the Agreed Value of any asset distributed in kind to any Member shall be the gross fair market value of such asset on the date of such distribution; and (iii) the Agreed Value of any asset shall be adjusted to equal its gross fair market value at the time of a revaluation in CPEC's assets in connection with a contribution or distribution as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5), if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members of the Company.

      "AGREEMENT" means this Amended and Restated Limited Liability Company Agreement of CPEC LLC, as it may be further amended or restated from time to time in accordance with the provisions hereof.

      "APPLICABLE FISCAL QUARTER" has the meaning specified in Section 8.5.3 hereof.

      "APPROVED BUDGET" has the meaning specified in Section 8.3 hereof.

      "BEST" means the Beta-blocker Evaluation in Survival Trial being conducted by the National Institutes of Health and the Veterans Administration to evaluate the use of Bucindolol in treating patients with congestive heart failure.

      "BEXTRA COMMITTEE" has the meaning specified in Section 8.2 hereof.

      "BMS LICENSE" means the Agreement dated as of December 6, 1991, as amended, between Bristol-Myers Squibb Company and Cardiovascular Pharmacology and Engineering Consultants, Inc., a predecessor-in-interest of CPEC.

      "BOARD" means the Board of Directors of CPEC.

     "BUCINDOLOL" means the compound Benzonitrile,
2-[2-hydroxy-3-[[2-(1H-indol-3-yl)-1, 1-dimethylethyl]amino]propoxy]-, monohydrochloride, also known under the trademark "BEXTRA".

     "BUCINDOLOL INTELLECTUAL PROPERTY" means the Trademarks and any patents, patent applications, copyrights, know-how, processes, formulae, data (including, but not limited to, preclinical, clinical, and marketing data) and trade secrets relating to the manufacture, development, commercialization or use of Bucindolol including any Improvement made or acquired by CPEC during the term of this Agreement.

      "CAPITAL ACCOUNT" means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 4.4 hereof.

      "CAPITAL CONTRIBUTION" means, with respect to any Member, the aggregate amount of money and the fair market value of any property (other than money) contributed to CPEC pursuant to Sections 4.1, 8.5.1, 8.6.1 and 8.6.4 hereof with respect to such Member's Interest.

      "CERTIFICATE" means the Certificate of Formation of CPEC and any and all amendments thereto and restatements thereof filed by or on behalf of CPEC with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

      "CODE" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section (ss.) of the Code includes any corresponding provision of any federal tax statute in effect on the date in question under this Agreement.

      "COVERED PERSON" means a Member, Director, Officer, employee or agent of CPEC, or any officers, directors, shareholders, partners, employees, representatives or agents of a Member.

      "CPEC" means CPEC LLC, the limited liability company formed under the Delaware Act and, where the context requires, any of its predecessors-in-interest, including CPEC, Inc., a Nevada corporation, ("CPEC, Inc.") and Cardiovascular Pharmacology and Engineering Consultants, Inc., a California corporation.

      "CPEC TERRITORY" means the United States of America, the District of Columbia, Puerto Rico and Japan.

      "DELAWARE ACT" means the Delaware Limited Liability Company Act, 6 Del.C. ss. 18-101, et seq., as amended from time to time.

      "DIRECTOR" means a Person designated as a director of CPEC and duly elected pursuant to Article VI hereof.

      "DIVIDEND(S)" means the distribution(s) by CPEC to Members pursuant to the Delaware Act or this Agreement.

      "EXCESS FUNDED AMOUNT" has the meaning specified in Section 8.8 hereof.

      "FISCAL QUARTER" means each three calendar month period of each Fiscal Year that ends on March 31, June 30, September 30 and December 31, except in the case of CPEC's first and last Fiscal Quarters, which may be less than three (3) full calendar months.

      "FISCAL YEAR" means (i) the period commencing upon the formation of CPEC and ending on September 30, 1999, or (ii) any subsequent twelve (12) month period commencing on October 1 and ending on September 30, or any portion thereof for which CPEC is required to allocate Profits, Losses and other items of CPEC income, gain, loss or deduction pursuant to Article IX hereof.

      "FUNDING PERCENTAGE" has the meaning specified in Section 8.5.1 hereof.

      "FUNDING REQUIREMENTS" has the meaning specified in Section 8.3 hereof.

      "GAAP" means U.S. generally accepted accounting principles.

      "IMPROVEMENT" has the meaning specified in Section 8.9.2 hereof.

      "INTERCARDIA" means Intercardia, Inc. and any transferee of its entire Interest under this Agreement that is admitted as a Member.

      "INTEREST" means a Member's limited liability interest in CPEC, including all rights and benefits to which such Member is entitled under this Agreement, the Delaware Act or other Laws.

      "INTERNEURON" means Interneuron Pharmaceuticals, Inc. and any transferee of its entire Interest under this Agreement that is admitted as a Member.

      "KNOLL AGREEMENT" means the Development, Manufacturing, Marketing and License Agreement effective as of December 19, 1996, among Intercardia, CPEC and Knoll.

      "KNOLL TERRITORY" means all countries with the exception of the United States of America, the District of Columbia, Puerto Rico and Japan.

      "KNOLL TERRITORY ROYALTY" means the amounts payable by Intercardia to CPEC under the License Agreement, consisting of a royalty on Net Sales of Bucindolol in the Knoll Territory and the specified share of one "milestone" payment under
Section 3.4 of the Knoll Agreement.

      "LAWS" means:

            (i) all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules and regulations, whether domestic, foreign or international;

            (ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any governmental body;

            (iii) all policies, practices and guidelines of any governmental body; and

            (iv) any amendment, modification, re-enactment, restatement or extension of the foregoing,

in each case binding on or affecting the party or Person referred to in the context in which such word is used.

      "LICENSE AGREEMENT" means the Assignment, Assumption and License Agreement between CPEC and Intercardia, executed as of the date of this Agreement, relating to the development and commercialization of Bucindolol in the Knoll Territory.

      "MAJORITY MEMBER" means the Person (including any Affiliate of a Person) beneficially owning over 50% of the Percentage Interests of CPEC as of the date in question under this Agreement or, notwithstanding actual ownership of Percentage Interests, any other Member that is deemed the Majority Member pursuant to Section 8.6.5 hereof. Interneuron is the Majority Member immediately following the execution of this Agreement.

      "MEMBER" means any Person admitted as a Member, an Additional Member or a substitute Member of CPEC pursuant to the provisions of this Agreement, in such capacity as a member of CPEC. For purposes of the Delaware Act, the Members shall constitute one (1) class or group of members. Following execution of this Agreement, the only Members of CPEC are Interneuron and Intercardia.

      "MINORITY MEMBER" means any Member other than the Majority Member. Intercardia is the Minority Member immediately following the execution of this Agreement.

      "NET CASH" for any period means the excess, if any, of (i) the gross cash proceeds available to CPEC from all sources over (ii) the portion thereof used to establish or fund reserves or pay for all CPEC expenses, debt payments, capital improvements, replacements and contingencies, all as determined or designated by the Board. "Net Cash" shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition. The term "Net Cash" also shall include all other funds deemed available for distribution and designated as Net Cash by the Board.

      "OFFICER" means a person designated as an officer of CPEC and duly elected pursuant to Article VII hereof.

      "ONCE-A-DAY FORMULATION" means the administration of Bucindolol using a once-a-day formulation including the formulation currently being developed by SkyePharma AG (formerly JAGO Pharma AG) under an Agreement for Feasibility Study dated March 15, 1996, as amended, with CPEC.

      "PERCENTAGE INTEREST" means the rights of a Member with respect to the receipt of certain Dividends and allocations, expressed as a portion of one hundred percent, as such may be adjusted from time to time in accordance with
Section 8.6 hereof, as shown on SCHEDULE B hereto.

      "PERSON" includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

      "PRIORITY DIVIDEND" has the meaning specified in Section 10.2 hereof.

      "PRIORITY RETURN" has the meaning specified in Section 10.2 hereof.

      "PROFITS" and "LOSSES" means, for each Fiscal Year, an amount equal to CPEC's taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code, with the following adjustments, without duplication:

            (i) Such income or loss shall be increased or decreased, as applicable, by the amount, if any, of tax-exempt income not otherwise taken into account in computing Profits and Losses;

            (ii) Such income or loss shall be reduced or increased, as applicable, by the amount, if any, of expenditures not otherwise taken into account in computing Profits and Losses that are (A) described in Section 705(a)(2)(B) of the Code or
                  (B) treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i);

            (iii) Gain or loss on a disposition, and depreciation or
                  amortization, of any asset shall be computed with reference to such asset's Agreed Value in lieu of such asset's adjusted federal income tax basis; and

            (iv)

            Notwithstanding any other provision of this definition, (A) any item of income, gain, loss, deduction or credit that is specially allocated pursuant to SCHEDULE E attached hereto shall not be taken into account in computing Profits or Losses, and (B) the amount of gross revenues specially allocated to Interneuron pursuant to the License Agreement under Section 9.2.2 hereof and the amount of gross revenues specially allocated with respect to a Member's accrued Priority Return under Section 9.2.3 hereof shall be excluded from CPEC's income and shall not be taken into account in computing Profits or Losses.

      "SIDE LETTER" means the letter agreement between Intercardia and Interneuron effective as of the date of this Agreement and incorporated by reference herein.

      "SPECIAL DIVIDEND" has the meaning specified in Section 10.1 hereof.

      "SUPERMAJORITY VOTE" means the written approval of, or the affirmative vote by, Members holding at least 80% of the Percentage Interests.

      "TAX MATTERS PARTNER" has the meaning specified in Section 12.1 hereof.

      "TRADEMARK" means the registered trademark BEXTRA(R), any other trademark, trade name or service mark used as a product identifier for Bucindolol and any variations thereof, in each case, whether or not registered.

      "TREASURY REGULATIONS" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).


                                  ARTICLE II --
                               MEMBERSHIP AND TERM

      Section 2.1 Membership.

                  2.1.1 Duties. The Members hereby agree that the rights, duties and liabilities of the Members shall be as provided in the Delaware Act, except as otherwise provided herein.

                  2.1.2 Membership Information. The name and mailing address of each Member and the Agreed Value of the amount contributed to the capital of CPEC is listed on SCHEDULE A attached hereto. The name and mailing address of each Member and the initial Percentage Interest of each Member is listed on SCHEDULE B attached hereto. The Secretary shall update SCHEDULE A and SCHEDULE B from time to time as necessary, but in any event as of the end of each Fiscal Year if there was a change during or as of the end of that Fiscal Year and when required to include information about any new Member. Any such update shall not constitute an amendment of this Agreement requiring Member approval. Any reference in this Agreement to SCHEDULE A or SCHEDULE B shall be deemed to be a reference to SCHEDULE A or SCHEDULE B, respectively, as amended and in effect from time to time.

      Section 2.2 Name. The name of CPEC is CPEC LLC. The Board may change the name from time to time, with notice to the Members.

      Section 2.3 Term. The term of CPEC commenced on July 6, 1999, and shall continue in perpetuity, unless and until CPEC is dissolved in accordance with the provisions of this

Agreement. The existence of CPEC as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Delaware Act.

      Section 2.4 Registered Agent and Office. CPEC's registered agent and office in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, New Castle County, Delaware 19801. The Board may change the registered agent and/or registered office from time to time.

      Section 2.5 Principal Place of Business. The principal place of business of CPEC shall be at 99 Hayden Avenue, Lexington, Massachusetts 02421. The Board may change the location of CPEC's principal place of business from time to time, with notice to the Members.

      Section 2.6 Qualification in Other Jurisdictions. The Board may cause CPEC to be qualified, formed or registered under assumed or fictitious name statutes or similar Laws in any jurisdiction in which such qualification or registration is deemed appropriate. Any Officer, as an authorized person within the meaning of the Delaware Act, may execute, deliver and file any certificates (and any amendments and/or restatements thereof) to be filed with the Delaware Secretary of State or necessary for CPEC to qualify to do business in a jurisdiction in which CPEC may wish to conduct business.

      Section 2.7 Limited Liability Company Agreement. This Agreement amends, restates and supersedes in its entirety the Original Agreement. The Members agree that during the term of CPEC, the rights and obligations of the Members with respect to CPEC will be determined in accordance with the terms and conditions of this Agreement to the greatest extent permitted by applicable law. Except as otherwise provided herein, this Agreement is intended to control with respect to any inconsistencies between any non-mandatory provision of the Delaware Act and any provision hereof.


                                 ARTICLE III --
                           PURPOSE AND POWERS OF CPEC

      Section 3.1 Purpose. The nature of the business to be conducted and promoted by CPEC is the development and commercialization of Bucindolol, subject to the License Agreement, and engaging in any and all activities necessary, convenient, desirable or incidental to such purpose. Without limiting the foregoing, CPEC may engage in (i) filing, prosecuting, and maintaining intellectual property rights of CPEC related to Bucindolol; (ii) conducting preclinical, clinical and post-marketing studies related to Bucindolol; (iii) filing regulatory applications in its name related to Bucindolol; and (iv) manufacturing, sales and marketing activities and arrangements relating to Bucindolol.

      Section 3.2 Powers of CPEC. CPEC shall have the power and authority to take any and all actions necessary or appropriate for the furtherance of the purpose set forth in Section 3.1, subject to the restrictions or conditions specified in this Agreement and the License Agreement, which power includes, but is not limited to, the power to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the

Delaware Act in any state, territory, district or possession of the United States, or in any foreign country, that may be necessary, convenient or incidental to the accomplishment of the purpose of CPEC.

      Section 3.3 Certain Limitations on Powers. Notwithstanding any other provision of this Agreement but subject to Section 3.4 hereof, neither CPEC nor the Board nor any Director or Officer of CPEC shall take any of the following actions on behalf of CPEC, unless authorized to do so by Supermajority Vote of the Members at a meeting of the Members or evidenced in a written consent or instrument in lieu of a meeting:

            (a) the sale, transfer or assignment of all or substantially all of its assets (whether in the form of intangible, personal or real property), directly or indirectly, by merger, consolidation or otherwise, or convert to another form of entity. This restriction does not apply to any sale, transfer or assignment, by merger, consolidation or otherwise, by a Member of substantially all of its assets, including its ownership of Interests, as long as the assets related to Bucindolol that were held by CPEC immediately prior to the transaction remain in CPEC immediately after the transaction; or

            (b) the termination by CPEC of the BMS Agreement before its term, or execution of an amendment to the BMS Agreement that would materially adversely affect CPEC's rights under such agreement or materially increase the obligations of CPEC under that agreement; or

            (c) the execution or amendment of any oral or written contract or arrangement between CPEC and (i) any of CPEC's Members, Directors or Officers, (ii) a Member's Directors or Officers, or (iii) a Member's Affiliates, in each case involving payment by CPEC of cash or other consideration of (A) $1,000,000 or more in the aggregate during a Fiscal Year, or (B) $1,000,000 or more in any one transaction; and in each case excluding (x) amounts agreed to as part of an Approved Budget, provided that the Board members designated by the disinterested Member have approved the budget, and (y) amounts distributed as a Dividend to Members pursuant to this Agreement; or

            (d) the redemption, repurchase or retirement of any Member's Interest; or

            (e) the taking of any other action required by another provision of this Agreement or the Delaware Act to be approved by a Supermajority Vote or unanimous approval of the Members.

      Section 3.4 Termination of Supermajority Provisions. The Supermajority Voting requirement to approve any type of transaction specified in paragraphs
(a) through (e) of Section 3.3 (except amendments to this Agreement under Section 17.6 and except to the extent required by the Delaware Act) shall terminate in the event and effective on the first March 31 or September 30 (but no sooner than September 30, 2001) that all of the following have occurred: (i) the Percentage Interest of the Minority Member has been reduced by 10% in accordance with Section 8.6 hereof, (ii) CPEC has been in possession of either the BEST database or the draft of the initial manuscript for the BEST study for nine months, (iii) the Majority Member has paid all of its Funding Requirements to such date on a timely basis (i.e., by the beginning of the Applicable Fiscal Quarter for quarterly Funding Requirements or within the 10 day period provided for deficiency funding, as provided for in the last sentence of Section 8.5.3) and (iv) Minority Member has failed to meet any or all of its Funding Requirements on a timely basis since the payment default that triggered the 10% reduction in the Minority Member's Percentage Interest. Upon the termination of Supermajority Voting requirements, the affirmative approval of Members holding over 50% of the Percentage Interests shall be sufficient authorization for any transaction (except to the extent required by the Delaware Act).


                                  ARTICLE IV --
                        CAPITAL CONTRIBUTIONS, INTERESTS,
                          CAPITAL ACCOUNTS AND ADVANCES

      Section 4.1 Capital Contributions. Each Member has contributed or is deemed to have contributed to the capital of CPEC the amount set forth opposite the Member's name on SCHEDULE A attached hereto, as updated in accordance with
Section 2.1.2 hereof. The amount specified on SCHEDULE A constitutes the Capital Contributions made or deemed to have been made by each Member. Each Member shall make additional capital contributions to CPEC as provided in Section 8.5 hereof, and may make additional capital contributions as provided in Sections 8.6.1 and
8.6.4. No Member shall have any personal liability for the payment or repayment of any Capital Contribution of any other Member.

      Section 4.2 Member's Interest. A Member's Interest shall for all purposes be personal property. A Member has no interest in specific CPEC property.

      Section 4.3 Status of Capital Contributions. The amount of a Member's Capital Contributions may be returned to it, in whole or in part, only with the consent of all of the Members. Any such returns of Capital Contributions shall be made to all Members in proportion to the balance in their Capital Accounts. Notwithstanding the foregoing, no return of a Member's Capital Contributions shall be made hereunder if such distribution would violate applicable law. Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to demand or receive property other than cash, except as may be specifically provided in this Agreement or as may be specifically agreed to by all of the Members.

      Section 4.4 Capital Accounts. An individual Capital Account shall be established and maintained for each Member pursuant to the principles of this
Section 4.4 and Treasury Regulation Section 1.704-1(b)(2)(iv). Each Capital Account shall be maintained in accordance with the following provisions:

            (a) to a Member's Capital Account there shall be credited such Member's Capital Contributions (consisting of cash or the fair market value of any property, net of any liabilities that CPEC assumes or that are secured by such contributed property and CPEC takes the property subject to such liabilities); such Member's distributive share of Profits; and such Member's distributive share of other items of, or in the nature of, income or gain, including, without limitation, special allocations of gross revenues pursuant to Sections 9.2.2 or 9.2.3 and special allocations pursuant to SCHEDULE E hereto;

            (b) to a Member's Capital Account there shall be debited the amount of cash and the fair market value of property distributed by CPEC to such Member (net of any liabilities that Member assumes or that are secured by such distributed property and the Member takes the property subject to such liabilities); such Member's distributive share of Losses; and such Member's distributive share of other items of, or in the nature of, loss or deduction, including, without limitation, special allocations pursuant to SCHEDULE E hereto;

             (c) upon the transfer of all or any portion of any Member's Interest in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the transferred Interest;

            (d) In the event that the values of CPEC's assets are adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate adjustments as if CPEC recognized gain or loss equal to the amount of such aggregate adjustment and allocated such gain or loss to the Members at such time pursuant to the terms of this Agreement; and

            (e) In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e), upon any actual or deemed distribution to a Member of any of CPEC's property (other than cash or cash equivalents), the Capital Accounts of all Members shall, immediately prior to any such distribution, be credited or debited to reflect any unrealized gain or unrealized loss attributable to such distributed property, as if such unrealized gain or unrealized loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to the fair market value of such property, and had been allocated to the Members at such time pursuant to the provisions of this Agreement.

      Section 4.5 Capital Account Statements. Simultaneously with providing the Member its Form K-1, CPEC will provide to each Member a reconciliation in reasonable detail of all activity in all Members' Capital Accounts for the preceding Fiscal Year.


                                  ARTICLE V --
                                     MEMBERS

      Section 5.1 Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. The Members also shall have the power to amend this Agreement to authorize the Board to possess and exercise any right or power not already vested in the Board pursuant to Article VI or any other provision of this Agreement. In addition to the foregoing, the Members have the power to exercise any and all other rights or powers of CPEC and to do all lawful acts and things as are not by this Agreement directed or required to be exercised or done by the Board. Except as provided herein, the Members shall have no power to bind CPEC.

      Section 5.2 Reimbursement of Expenses. A Member shall not be entitled to any reimbursement by CPEC of its internal or out-of-pocket expenses, or for any compensation (whether as interest, salary, draw or otherwise) in its capacity as a Member, or for any contributions or services rendered to CPEC, except for Dividends authorized under Article X hereof or for amounts specifically authorized in an Approved Budget.

      Section 5.3 Partition. Each Member waives any and all rights that it may have to maintain an action for partition of CPEC's property.

      Section 5.4 Resignation. A Member may resign from CPEC prior to the dissolution and winding up of CPEC only upon the sale, assignment or transfer of all of its Interests in accordance with Article XV hereof. The consent of the other Members is not required for such resignation. CPEC shall have no obligation to compensate the resigning Member for the value of its Capital Account, all of which shall be deemed assigned to the transferee of the Member.

      Section 5.5 Meetings of Members.

                  5.5.1 Notice of Meetings. Meetings of the Members shall be called by the President at the request of the Majority Member at any time or at the request of any other Member not more than twice in any Fiscal Year. Such request shall state the purpose or purposes of the proposed meeting. Written notice of a meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than 10 nor more than 60 days before the date of the meeting, to each Member entitled to vote at such meeting. Business transacted at any meeting of Members shall be limited to the purposes stated in the notice, unless otherwise agreed to by the Board.

                  5.5.2 Quorum. The holders of a majority of the Percentage Interests, present in person or represented by proxy, shall constitute a quorum at all meetings of the Members for the transaction of business. If a quorum is not present or represented at any meeting, the Members present (whether in person or represented by proxy), may adjourn the meeting from time to time, by announcement at the meeting, until a quorum is available. Any business which might have been transacted at the meeting as originally notified may be transacted at an adjourned meeting where a quorum is present. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

                  5.5.3 Acts of Members. When a quorum is present at any meeting, the vote of the holders of the majority of the Percentage Interests, present in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one which under any provision of this Agreement requires a different vote. Each Member shall be entitled to vote in person or by proxy.

                  5.5.4 Electronic Communications. Members may participate in a meeting of the Members by means of conference telephone or other communications method that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by conference telephone or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of CPEC.

                  5.5.5 Action by Written Consent. Unless otherwise provided in this Agreement, any action that may or is required to be taken at any meeting of the Members of CPEC may be taken without a meeting, with five (5) days' prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the Members representing the percentage required under this Agreement or the Delaware Act to approve such action at a meeting of the Members. Prompt notice of the action taken without a meeting by less than unanimous consent shall be given to those Members who have not consented in writing.

      Section 5.6 Duties of Members. In addition to each Member's obligations specifically set forth in this Agreement, a Majority Member shall have duties to the other Members comparable to the duties, if any, owed by a controlling stockholder of a Delaware corporation to minority stockholders under relevant principles of Delaware law.


                                  ARTICLE VI --
                                   MANAGEMENT

      Section 6.1 Board of Directors.

                  6.1.1 Powers; Number. Subject to the limitations on powers specified in Section 3.3, the business and affairs of CPEC, including the supervision of the BEXTRA Committee and the approval of annual budgets for CPEC, shall be managed by or under the direction of a Board of Directors consisting of five Directors. A person elected a Director is by such election designated a Manager by the Members for purposes of the Act. The authorized number of Directors may be increased or decreased only by Supermajority Vote of the Members.

                  6.1.2 Designation Authority. Three of the Directors shall be designated and elected by the Majority Member, and two of the Directors shall be designated and elected by the Minority Member. The initial Directors designated by Interneuron as the Majority Member and Intercardia as the Minority Member are set forth on SCHEDULE C to this Agreement. The right to designate Directors under this Agreement shall be assignable to any transferee or purchaser of all, but not less than all, of a Member's Percentage Interest of CPEC. The right to designate Directors shall automatically terminate if there is no Member qualified as a Majority Member, at which time the five Director-nominees who receive the greatest number of votes of Members shall be elected.

                  6.1.3 Successors. Each Director shall hold office until a successor is elected and qualified or until such Director's earlier death, resignation or removal, without the necessity for periodic reelection or reappointment. Directors need not be Members. In the event a designee of either the Majority Member or the Minority Member should cease to be a Director for any reason, the vacancy may be filled by the Member having the right to designate and elect that Director, without a meeting of the Members.

      Section 6.2 Meetings of the Board of Directors. The Board of Directors of CPEC may hold meetings, both regular and special, within or outside the State of Delaware, at such time and place as shall be specified in a notice given as hereinafter provided, or as shall be specified in a written waiver signed by all of the Directors. The Board of Directors shall meet in person or by telephone conference at least once each calendar quarter. Written notice stating the place, date and hour of the meeting shall be given to each Director not less than five (5) days before the date of the meeting.

      Section 6.3 Quorum and Acts of the Board. A quorum of the Board shall require (i) a majority of all the Directors and (ii) a majority of the Directors designated by the Majority Member for the transaction of business at a meeting and (iii) at least one director designated by the Minority Member. Decisions by the Board shall require the affirmative vote of a majority of the quorum, except as otherwise provided in this Agreement. If an Intercardia designee is not present at two consecutive meetings called in accordance with Section 6.2, then an Intercardia designee shall not be required to be present in order for a quorum of the Board to be constituted. If a quorum is not present at any meeting of the Board, the Directors present may adjourn the meeting from time to time, by announcement at the meeting, until a quorum is available. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

      Section 6.4 Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in a Board or committee meeting by means of conference telephone or other communications method that allows all persons participating in the meeting to hear each other. Such participation in a meeting shall constitute presence in person at the meeting. If a majority of the participants are participating by conference telephone or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of CPEC.

      Section 6.5 Committees of Directors. The Board, by action of all the members, may designate one or more committees. Any such committee shall have and may exercise the powers and authority of the Board specifically delegated in the Board resolution establishing the committee. Each committee shall keep regular minutes of its meetings and report to the Board when required.

      Section 6.6 Compensation of Directors. A Director who also is an employee of a Member or an Affiliate thereof shall not receive compensation, in cash or in kind, for services to CPEC as a Director. Any other Directors may be compensated in such amounts as may be approved by the Board. A Director may be reimbursed by CPEC for reasonable out-of-pocket travel, meal and lodging expenses incurred in connection with attendance at meetings of the Board of Directors upon submission to the President of appropriate documentation evidencing such expenses.

      Section 6.7 Removal of Directors. Unless otherwise restricted by Law, any Director may be removed, with or without cause, only by the Member authorized to designate and elect such Director, in a writing to the other Members and to the Secretary of CPEC. If no member qualifies as a Majority Member, the Directors may be removed with or without cause by a majority vote of the Members.

      Section 6.8 Directors as Agents. The Directors, to the extent of their powers and limitations set forth in this Agreement, are agents of CPEC for the purpose of CPEC's business, and the actions of the Directors taken in accordance with such powers shall bind CPEC.


                                 ARTICLE VII --
                                    OFFICERS

      Section 7.1 Officers. The Officers of CPEC shall be chosen by the Board and shall consist of at least a President, a Vice President-Research and Development, a Secretary and a Treasurer. The Board also may choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. The Officers of CPEC shall hold office until their successors are chosen and qualified. Any Officer elected or appointed by the Board may be removed at any time by the affirmative vote of the Board. Any vacancy occurring in any office of CPEC shall be filled by the Board. No Officer shall be entitled to receive any compensation from CPEC for services in such capacity, in cash or in kind, without the approval of all of the members of the Board, except for reimbursement of reasonable out-of-pocket travel, meal and lodging expenses consistent with activities and amounts in the Approved Budget and upon submission of appropriate documentation and approval of the President.

      Section 7.2 The President. The President shall be the chief executive officer of CPEC, shall preside at all meetings of the Members and the Board, shall be responsible for the general management of the business of CPEC and shall see that all orders and resolutions of the Board are carried into effect. The President shall execute any contracts or instruments, except (i) where required or permitted by Law to be otherwise signed and executed; (ii) where execution thereof shall be expressly delegated by the Board to some other Officer or agent of CPEC; or (iii) as otherwise permitted in Section 7.3 hereof.

      Section 7.3 The Vice President. In the absence of the President or in the event of the President's inability to act, the Vice President, if any, (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

      Section 7.4 The Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining the non-financial records of CPEC. The Secretary shall give, or cause to be given, notice of all meetings of the Members and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or President. The Assistant Secretary or Assistant Secretaries shall, in the absence of the Secretary or in the event of the Secretary's inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

      Section 7.5 The Treasurer and Assistant Treasurer. The Treasurer shall have the custody of CPEC funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to CPEC and shall deposit all moneys and other valuable effects in the name and to the credit of CPEC in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of CPEC as is required under this Agreement, taking proper vouchers for such disbursements, and shall render to the Board and the Members an account of the financial condition of CPEC as provided in Section 11.3 hereof. The Assistant Treasurer or Assistant Treasurers shall, in the absence of the Treasurer or in the event of the Treasurer's inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

      Section 7.6 Officers as Agents. The Officers, to the extent of their powers and limitations set forth in this Agreement or otherwise vested in them by action of the Board, are agents of CPEC for the purpose of CPEC's business, and the actions of the Officers taken in accordance with such powers shall bind CPEC.

      Section 7.7 Duties of Board and Officers. Except to the extent specifically modified by this Agreement, each Director and Officer shall have the fiduciary duties comparable to those of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.


                                     ARTICLE VIII -
                        UNDERSTANDINGS RELATED TO DEVELOPMENT OF
                            BUCINDOLOL IN THE CPEC TERRITORY

      Section 8.1 Development of Bucindolol. CPEC will use commercially reasonable efforts to develop and commercialize Bucindolol. Each Member will cooperate with CPEC and each other in good faith to facilitate the development of Bucindolol subject to the License Agreement, and will comply in all material respects with all applicable Laws in the performance of their respective responsibilities under this Agreement, whether performed for itself or on behalf of CPEC. Unless prohibited by law, CPEC will make regulatory filings, such as the New Drug Application for Bucindolol, in its name by an officer of CPEC designated by the Board to have responsibility for regulatory filings.

      Section 8.2 BEXTRA Committee.

                  8.2.1 Membership. An operating committee (the "BEXTRA Committee") with equal representation by each Member (but not more than seven members each) shall monitor and coordinate the operating activities and budget related to the development, manufacture and marketing of Bucindolol in the CPEC Territory, subject to the supervision of the Board. The initial representatives of each Member shall be designated promptly following the Closing. The Chairman of the BEXTRA Committee shall be designated by the Majority Member. Representatives may be changed from time to time as appropriate (for example, to substitute marketing representatives for development personnel), by notice in accordance with Section 17.1 hereof.

                  8.2.2 Non-Member Participation. Either Member may invite consultants or other personnel to attend meetings of the BEXTRA Committee, upon reasonable advance notice to the other Member. Any such participants must be obligated to observe the confidentiality provisions under Section 17.4 hereof. Without limiting the foregoing, Interneuron acknowledges that Intercardia may invite Knoll representatives to attend such meetings when required under the Knoll Agreement or as otherwise may be appropriate (e.g., to discuss safety monitoring and adverse event reporting systems) and the Members may invite representatives of any licensee in the CPEC Territory under comparable terms and conditions. The Members will exchange information and update each other on the status and results of their respective activities on behalf of CPEC, to the extent not exchanged outside the meetings.

                  8.2.3 Operations. The BEXTRA Committee shall meet in person or by telephone conference monthly or as otherwise agreed, with the location alternating between each Member's facilities. Decisions by the Committee shall be by affirmative vote of a majority of each Member's representatives on the Committee. If the Committee fails to reach a consensus on any specific matter within five (5) business days (or any shorter period required by law or regulatory authority), either Member can request that the matter in question be submitted for dispute resolution under Section 17.2 hereof.

      Section 8.3 Budget Through Fiscal 2000. The budgets of CPEC and allocation of responsibilities between the Members through Fiscal Year ending September 30, 2000 are set forth as SCHEDULE D to this Agreement (SCHEDULE D and any other budget approved for subsequent Fiscal Years as provided in Section 8.4 hereof are referred to as the "Approved Budget"). SCHEDULE D sets forth the estimated funding requirements of CPEC (the "Funding Requirements") to perform development activities and to fund out-of-pocket fees and expenses paid to third parties for corporate and administrative services performed or incurred on behalf of CPEC, including, but not limited to, legal, accounting and insurance fees and expenses, between the date hereof and September 30, 2000. Except as specifically identified in SCHEDULE D, each Member acknowledges that it is not entitled to receive any reimbursement from CPEC for the internal costs of participating in the management of CPEC or performing its activities as contemplated under the Approved Budget. If CPEC enters into a transaction for the commercialization of bucindolol in the CPEC Territory with a third party, the BEXTRA Committee and the Board may revise the Approved Budget to reallocate responsibilities and revise the Funding Requirements.

      Section 8.4 Budget for Periods after Fiscal Year 2000. The BEXTRA Committee will prepare and recommend to the Board an annual budget and allocation of responsibilities of CPEC for each Fiscal Year beginning after September 30, 2000, no later than 60 days before the

Fiscal Year begins. The budget shall be prepared in good faith and shall be commercially reasonable. Neither Member shall be entitled to any reimbursement for the internal costs of participating in the management of CPEC or performing any of the budgeted activities, unless specifically agreed to by both parties and included in an Approved Budget. Each annual budget and allocation of responsibilities shall be subject to review, modification and approval by the Board and, when so approved, shall be deemed the "Approved Budget" for such period.

      Section 8.5 Funding of CPEC.

                  8.5.1 Proportional Sharing; Limited Liability. Interneuron and Intercardia will fund 65% and 35%, respectively, of the Funding Requirements under an Approved Budget and arising after the Closing, regardless of their respective Percentage Interests. The respective percentage of each Member is referred to herein as the "Funding Percentage". The Funding Percentages shall be reduced proportionately in the event any Additional Members are admitted. A Member shall not be obligated to fund in excess of its respective Funding Percentage of Funding Requirements. Funding Requirements paid by each Member shall be deemed Capital Contributions of such Member. The provisions of this
Section 8.5 are intended solely to benefit the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of CPEC (and no such creditor shall be a third-party beneficiary of this Agreement). No Member shall have any duty or obligation to any creditor of CPEC to fund any Funding Requirement, to make any Capital Contributions or to cause the Board to call for Capital Contributions.

                  8.5.2 Changes to Approved Budgets. Changes to the Funding Requirements under an Approved Budget may be made by the Board, provided, however, that the approval of both Interneuron and Intercardia shall be required for (i) increases representing in the aggregate 20% or more of the Approved Budget then in effect (the "Periodic Limit") and (ii) increases during any Fiscal Year which individually represent less than the Periodic Limit but which represent in the aggregate 20% or more of the Approved Budget (the "Annual Limit") in effect at the beginning of that Fiscal Year (or in effect as a result of a subsequent increase over the Periodic Limit or the Annual Limit which was approved by Interneuron and Intercardia).

                  8.5.3 Notice and Payment. At least 45 days in advance (the "Invoice Date") of each Fiscal Quarter commencing with the Fiscal Quarter beginning January 1, 2000 (the "Applicable Fiscal Quarter"), CPEC will notify each Member of the total estimated Funding Requirements for the Applicable Fiscal Quarter, and invoice each Member for its respective share (the "Invoiced Amount") of such Funding Requirements in accordance with Sections 8.5.1 and
8.5.2. No later than 30 days before the beginning of the Applicable Fiscal Quarter, each Member will remit to CPEC its respective required Invoiced Amount for the Applicable Fiscal Quarter. Any payments not made at least 30 days before the beginning of the Fiscal Quarter shall accrue interest at the rate of 20% per annum until paid. Each Member's respective Funding Requirements for the periods up to and including December 31, 1999 shall be paid to CPEC upon execution of this Agreement. If the actual amounts paid by CPEC during the Applicable Fiscal Quarter aggregate less than the Invoiced Amounts for the Applicable Fiscal Quarter, the excess amounts shall remain in CPEC but may be considered by the Board in determining the Funding Requirements for the immediately following Applicable Fiscal Quarter. If the actual amounts required to be paid by CPEC during the Applicable Fiscal Quarter exceed the Funding Requirements for the Applicable Fiscal Quarter but are within the Approved Budget (subject to the provisions of Section 8.5.2 hereof), CPEC will invoice each Member for its respective share of the deficiency, which shall be due in 10 days.

                  8.5.4 Reimbursement from Third Party. If (i) CPEC receives from the third party (the "Designated Third Party") designated by Intercardia and Interneuron in the Side Letter, cash payments that are specifically identified by the Designated Third Party in writing as reimbursement for services or activities performed or for other costs incurred by Intercardia or Interneuron on behalf of CPEC, as evidenced by a schedule and invoice provided by the Member performing the service or incurring the cost (the "Reimbursement Payments"), and (ii) CPEC has not previously reimbursed the Member performing the services or incurring the cost for the full amount of the Reimbursement Payment, then the portion of the Reimbursement Payment received by CPEC from the Designated Third Party equal to the amount not reimbursed by CPEC to the Member performing the service or incurring the cost shall be remitted within 10 days to the Member performing the service or incurring the cost, as a reimbursement for services performed or for other costs incurred. This provision shall not apply
(i) if the definitive agreement with the Designated Third Party does not contain economic terms that are comparable in all material respects to the economic terms set forth in the Side Letter, (ii) with respect to any payments by the Designated Third Party that are not designated in writing as Reimbursement Payments or (iii) if cash payments for reimbursement are received from any third party other than the Designated Third Party.

      Section 8.6 Adjustments of Percentage Interests. The Percentage Interests of the Members will be adjusted in the following circumstances.

                  8.6.1 Adjustment for Excess Funding. If either Member fails to pay its share of the Funding Requirements for any Applicable Fiscal Quarter (including any deficiency referred to in the last sentence of Section 8.5.3) and such default is not cured by the last day of the Fiscal Quarter immediately preceding the Applicable Fiscal Quarter (or, if applicable, the 10-day period for payment of a deficiency under the last sentence of Section 8.5.3) the other Member may, but is not obligated to, make up such deficiency. If the non-defaulting Member elects to make up such deficiency, the payment by the non-defaulting Member shall be deemed an additional Capital Contribution by the non-defaulting Member. Upon payment of the deficiency by the non-defaulting member of all or any portion of such deficiency, the Percentage Interest of the non-defaulting Member shall be increased, and the Percentage Interest of the defaulting Member shall be decreased, by 1% for every $325,000 (or a pro rata portion of 1% for amounts less than $325,000) of the defaulting Member's Funding Requirement that was paid by the non-defaulting Member, subject to the maximum adjustment specified in Section 8.6.3 hereof.

                  8.6.2 Adjustment Following Funding Default under Knoll Agreement. If Intercardia fails to make the payments to Knoll required under
Article III of the Knoll Agreement and (i) CPEC becomes liable for such amounts in a proceeding that is not subject to further appeal (and Intercardia has been given the opportunity to defend the proceeding under Article XIII hereof), (ii) Intercardia has not paid the liability, and (iii) no compensation is being paid to CPEC by Knoll for Bucindolol rights in the Knoll Territory; then in such event the default by Intercardia under the Knoll Agreement shall be treated as a default by Intercardia on its obligations with respect to Funding Requirements in an amount equal to the CPEC liability (plus any fees and expenses incurred by CPEC in defense of any related legal action but reduced by any of such amounts that were paid by Intercardia) and as such shall be subject to the provisions of
Section 8.6.1 hereof. This provision shall not apply to funding obligations of CPEC, Intercardia and Interneuron for fiscal years 1999 and 2000 that have been or will be deferred as described in the Side Letter.

                  8.6.3 Maximum Reduction. No adjustment of Percentage Interests pursuant to this Section 8.6 will reduce or increase a Member's Percentage Interest by more than 10% in the aggregate. Accordingly, Interneuron's Percentage Interest shall not be reduced to less than 55% and Intercardia's Percentage Interest shall not be reduced to less than 25% pursuant to this
Section 8.6. Once the Percentage Interests are adjusted in this manner, the original Percentage Interests in effect after the Closing may not be restored without the consent of both Interneuron and Intercardia. If a non-defaulting Member funds in excess of $3,250,000 of a defaulting Member's liabilities under
Section 8.6, the excess shall be treated as an excess payment under Section 8.8 hereof.

                  8.6.4 Timing of Adjustment. The adjustment to Percentage Interests shall be effective as of the last day of the Fiscal Quarter in which the payment by the non-defaulting Member was made.

                  8.6.5 Effect of Adjustments on Majority Membership. If the non-defaulting Member is the Minority Member, the Minority Member shall become the Majority Member for purposes of this Agreement on the first March 31 or September 30 (but no sooner than September 30, 2001) that all of the following have occurred: (i) the Percentage Interest of the Majority Member has been reduced by 10% in accordance with Section 8.6 hereof, (ii) CPEC has been in possession of either the BEST database or the draft of the initial manuscript for the BEST study for nine months, (iii) the Minority Member has paid all of its Funding Requirements to such date on a timely basis (i.e., by the beginning of the Applicable Fiscal Quarter for quarterly Funding Requirements or within the 10-day period provided for deficiency funding, as provided for in the last sentence of Section 8.5.3) and (iv) Majority Member has failed to meet any or all of its Funding Requirements on a timely basis since the payment default that triggered the 10% reduction in the Majority Member's Percentage Interest.

      Section 8.7 Member Debt. A Member shall be deemed indebted to CPEC in the following circumstances (the principal amount and interest described below shall be deemed "Member Debt"):

                  8.7.1 Funding Default. A default in a Funding Requirement that is not paid by the non-defaulting Member as permitted in Section 8.6.1 above shall be due and payable by the defaulting Member to CPEC on demand, and such indebtedness shall bear interest at a rate of 20% per annum.

                  8.7.2 Default on Knoll Territory Royalty. A default by Intercardia on its obligation to pay CPEC the Knoll Territory Royalty shall be due and payable by Intercardia to CPEC on demand, and such indebtedness shall bear interest at a rate of 20% per annum.

                  8.7.3 Set-off of Member Debt Against Dividends. Any Dividends otherwise payable under Article X to a defaulting Member shall be reduced by the amount of Member Debt owed to CPEC by that defaulting Member. The Member Debt shall be deemed cancelled to the extent paid directly by the defaulting Member or set-off against that Member's Dividend.

      Section 8.8 Excess Payments. If a Member funds more than $3,250,000 of a defaulting Member's share of Funding Requirements under Section 8.6 hereof and the Percentage Interest of the non-defaulting Member has been increased by 10%, the amount funded in excess of $3,250,000 (the "Excess Funded Amount") shall constitute an additional Capital Contribution by the non-defaulting Member. No adjustment to the Percentage Interests of the Members shall be made with respect to such Capital Contribution. The Excess Funded Amount shall be returned to the non-defaulting Member as a "Priority Dividend" pursuant to Section 10.2.

      Section 8.9 Inventions; Offer of Future Bucindolol Developments.

                  8.9.1 Inventions; Exchange of Information. CPEC shall own all inventions, improvements or discoveries, know-how and data made, invented or reduced to practice in the course of an activity pursuant to an Approved Budget during the term of this Agreement, whether made by CPEC or by Intercardia or Interneuron on behalf of CPEC. Each of Intercardia and Interneuron shall promptly disclose to CPEC and to each other any such Bucindolol discovery or invention made by it during the term of this Agreement, and shall assign to CPEC all rights in and to such discovery or invention. CPEC's rights shall be automatically included in and subject to the License Agreement. Interneuron, CPEC and Intercardia also will promptly disclose to the other on an ongoing basis all technical information and data related to Bucindolol developed or produced by or provided to it during the term of this Agreement, subject to the limitations on use specified in this Agreement and the License Agreement.

                  8.9.2 Bucindolol Developments.

                        (a) A Member shall notify the BEXTRA Committee if it desires to undertake an activity related to Bucindolol that is outside the scope of the Approved Budget and could result in a new claim, indication, formulation, dosage form, delivery method or use of Bucindolol (an "Improvement"). The scope, timing and estimated cost of such activity and description of the Improvement also shall be provided to the BEXTRA Committee. Subject to Section 8.9.2(c), the BEXTRA Committee shall determine, within thirty (30) days of receipt of such notice and information, whether to recommend to the Board that CPEC participate in such activity and, if so, shall prepare for Board approval a proposed budget for funding such activity. Upon Board approval (which must occur, if at all, within sixty (60) days of receipt of the BEXTRA Committee recommendation and proposed budget) the activity and the budget approved by the Board shall be included in the Approved Budget. CPEC's percentage funding of the costs of the

     Improvement shall be based on a good faith estimate by the BEXTRA
     Committee and the Board of the costs of developing and commercializing the Improvement in the CPEC Territory, considering the costs of developing and commercializing the Improvement being assumed by third parties in the CPEC Territory and the Knoll Territory, and taking into account any other relevant factors. (If Interneuron is making the proposal, the approval of all of Intercardia's designated Directors shall constitute sufficient Board authorization, but such approval is not otherwise required.)

                        (b) If the BEXTRA Committee or Board declines to recommend or approve CPEC's participation in the proposed activity, the Member making the proposal shall have the right to proceed with the activity at its own expense, shall own all rights in and to the results of such activity, and shall have the right to use the results thereof in the development, marketing or commercialization of Bucindolol in any country, whether in or outside the CPEC Territory provided, however, that (i) if the data, know-how or other results of such activity are required to be reported to a regulatory authority in the CPEC Territory, the Member proceeding with the activity shall provide such information to CPEC and CPEC shall have the right of access to such information for regulatory reporting purposes, but if CPEC desires to use such information to seek expansion of the label or similar authorization related to Bucindolol, the Member and CPEC shall negotiate in good faith a commercially reasonable license from such Member to CPEC to such Improvement and (ii) if the Member proceeding with the activity seeks to use the Improvement in the CPEC Territory and such use would require the use of any of the Bucindolol Intellectual Property owned by CPEC, the Members and CPEC shall negotiate in good faith a commercially reasonable license from CPEC to such Member to such Bucindolol Intellectual Property.

                        (c) Notwithstanding paragraphs (a) and (b) of this
      Section 8.9.2, the decision to proceed or decline participation in the Once-a-Day Formulation of Bucindolol shall not be required to be made by the BEXTRA Committee until the earlier of 90 days after the BEXTRA Committee receives either (i) the BEST database or (ii) the draft of the initial manuscript reporting the BEST data.

      Section 8.10 Safety Data Collection and Reporting. CPEC, Intercardia and Interneuron will cooperate to establish a system for the timely collection and reporting of product complaints, adverse events and similar occurrences related to Bucindolol that allows CPEC and Intercardia to report such occurrences on a timely basis to regulatory authorities in the CPEC Territory and the Knoll Territory, respectively, in compliance with applicable Laws.


                                  ARTICLE IX --
                                   ALLOCATIONS

      Section 9.1 Profits and Losses.

                  9.1.1 Profits. After giving effect to the special allocation provisions contained in SCHEDULE E hereto, and subject to Section 9.2 hereof, Profits for each Fiscal Year or other period shall be allocated among the Members in the following order and priority:

                        (a) First, to the extent Losses have been allocated pursuant to Sections 9.1.2(b), (c), (d), (e) or (f) of this Agreement for any prior period, Profits shall be allocated to and among the Members first to offset any losses allocated pursuant to Section 9.1.2(f) of this Agreement, then to offset any Losses allocated pursuant to Section 9.1.2(e) of this Agreement, then to offset any Losses allocated pursuant to Section 9.1.2(d) of this Agreement, then to offset any Losses allocated pursuant to Section 9.1.2(c) of this Agreement, and then to offset any Losses allocated pursuant to Section 9.1.2(b) of this Agreement (in each case, among the Members in proportion to their respective shares of the Losses at each level of priority being offset). To the extent any allocations of Losses are offset pursuant to this Section 9.1.1(a), such Losses shall be disregarded for purposes of computing subsequent allocations pursuant to this Section 9.1.1(a); and

                        (b) The balance of any Profits shall then be allocated among the Members in proportion to their respective Percentage Interests, as determined as of the end of each applicable Fiscal Quarter or other applicable period within the Fiscal Year or other period.


                  9.1.2 Losses. After giving effect to the special allocation provisions set forth on SCHEDULE E hereto, and subject to Section 9.2 hereof, Losses for each Fiscal Year or other period shall be allocated among the Members in the following order and priority:

                        (a) First, if each Member has a Capital Account balance in excess of its "Target Amount", which shall be defined for purposes of this Agreement as the greater of (i) zero and (ii) the sum of (A) such Member's amount, if any, of unpaid Priority Dividend (I.E., the amount of any Excess Funded Amount contributed by such Member and not yet returned as a repayment thereof by CPEC, plus such Member's amount of any accrued and unpaid Priority Return) as of the end of the Fiscal Year or other period, plus (B) in the case of Interneuron only, the amount of any accumulated but unpaid Special Dividends to Interneuron as of the end of such Fiscal Year or other period (including any Special Dividend accruing during the Fiscal Year or other period with respect to which this allocation is being made, even though not payable until 41 days after the end of the Fiscal Year or other period), Losses shall be allocated to and among the Members in proportion to their respective Funding Percentages until any Member's Capital Account balance is reduced to its Target Amount;

                        (b) Second, Losses shall be allocated to each Member whose Capital Account balance (prior to taking into account the allocation of Losses under this Section 9.1.2(b), but after taking into account any allocation of Losses under Section 9.1.2(a) above) exceeds its Target Amount, in proportion to their respective Funding Percentages, until each such Member's Capital Account balance is reduced to its Target Amount;

                        (c) Third, to the extent that the Capital Account balance (prior to taking into account the allocation of Losses under this Section 9.1.2(c), but after taking into account any allocation of Losses under the earlier subsections of this Section 9.1.2) of any Member other than Intercardia is greater than zero, Losses shall be allocated to each such Member having such a Capital Account balance, in proportion to their respective amounts of unpaid Priority Dividend (within the meaning of Section 9.1.2(a) above) as of the end of the Fiscal Year or other period, until Interneuron's Capital Account balance is reduced to its amount of accumulated but unpaid Special Dividends (within the meaning of clause
      (ii)(B) of Section 9.1.2(a) above) and each such other Member's Capital Account balance is reduced to zero;

                        (d) Fourth, to the extent that the Capital Account balance (prior to taking into account the allocation of Losses under this Section 9.1.2(d), but after taking into account any allocation of Losses under the earlier subsections of this Section 9.1.2) of Interneuron is greater than zero, Losses shall be allocated to Interneuron until its Capital Account balance is reduced to zero;

                        (e) Fourth, to the extent that the Capital Account balance (prior to taking into account the allocation of Losses under this Section 9.1.2(e), but after taking into account any allocation of Losses under the earlier subsections of this Section 9.1.2) of Intercardia is greater than zero, Losses shall be allocated to Intercardia until its Capital Account balance is reduced to zero; and

                        (f) The balance of any Losses shall then be allocated among the Members in proportion to their respective Funding Percentages.

      Section 9.2 Other Allocation Rules.

                  9.2.1 General. Except as otherwise provided in this Agreement, all items of CPEC income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits and Losses for the Fiscal Year or other period in question. Profits, Losses and any such other items shall be determined on an annual basis, or any other frequency determined by the Members using any method that is permissible under Section 706 of the Code and the Treasury Regulations thereunder. Profits and Losses shall be prorated to take into account adjustments to Percentage Interests made during the Fiscal Year under Section
8.6 hereof. Any special allocation of gross revenues pursuant to Sections 9.2.2 or 9.2.3 below shall be made and reflected in the Members' Capital Account balances prior to the making of any allocations of Profits or Losses pursuant to
Section 9.1.

                  9.2.2 Special Allocation of License Agreement Revenues. For each Fiscal Year or other period, Interneuron shall be specially allocated gross revenues of CPEC in an amount equal to the amount, if any, of royalties and milestone payments includable in CPEC's income with respect to such Fiscal Year or other period under the License Agreement.

                  9.2.3 Special Allocation Regarding Priority Return. For each Fiscal Year or other period, there shall be a special allocation of CPEC's gross revenues to any Member having any unrepaid Excess Funding Amount during the period in an amount equal to the amount, if any, by which (i) the cumulative amount of Priority Return accrued with respect to such Member's Excess Funded Amount through the end of such Fiscal Year or other period, exceeds (ii) the cumulative amount of gross revenues previously allocated with respect to such Member's Interest pursuant to this Section 9.2.3 for all prior periods.

                  9.2.4 Priority of Special Allocations. For any Fiscal Year or other period, if CPEC's gross revenues are less than the total amounts of special allocations otherwise required under Sections 9.2.2 and 9.2.3 for such Fiscal Year or other period, allocations of CPEC's gross revenues, to the extent available, shall be made in the following order and priority: first, to Intercardia for any amount to which it is entitled pursuant to Section 9.2.3; second, to Interneuron for any amount to which it is entitled pursuant to
Section 9.2.2; and third, to Interneuron and any other Members (other than Intercardia) for any amounts to which they are entitled pursuant to Section
9.2.3 (in proportion to the respective amounts to which each such Member would otherwise be entitled pursuant to Section 9.2.3). To the extent the amount of special allocations of gross revenues to any Member under Sections 9.2.2 or
9.2.3 have been reduced for any period pursuant to this Section 9.2.4, the amount of such reduction shall cumulate and be allocable in future periods under Sections 9.2.2 or 9.2.3, as applicable, with the same priority.

      Section 9.3 Acknowledgment. The Members are aware of the income tax consequences of the allocations made by this Article IX and agree to be bound by the provisions of this Article IX in reporting their shares of CPEC income and loss for income tax purposes. The Members intend that the allocation provisions set forth in this Agreement are intended to comply with Section 704(b) of the Code and the Treasury Regulations issued thereunder and the provisions are to be interpreted in a manner consistent with those Treasury Regulations.

                                  ARTICLE X --
                                    DIVIDENDS

      Section 10.1 Special Dividend. If at such time there is no amount of accrued but unpaid Priority Dividend payable to Intercardia under Section 10.2, there shall be distributed to Interneuron within 41 days after the end of each Fiscal Quarter the amount, if any, of the Knoll Territory Royalty payable to CPEC for such Fiscal Quarter (the "Special Dividend"), without offset or deduction. If at such time any Priority Dividend payable to Intercardia has not been paid in full, then payment of the Special Dividend shall be deferred and shall cumulate until such time as such Priority Dividend has been paid in full to Intercardia, at which time, subject to the limitations described in Section
10.4 and 10.5, the accumulated amounts shall be distributed to Interneuron.

      Section 10.2 Priority Dividend. A Dividend shall be paid with respect to any outstanding Excess Funded Amount (as such, a "Priority Dividend") paid by a non-defaulting Member under Section 8.8. The Priority Dividend shall be equal to the sum of (i) the outstanding amount of the Excess Funded Amount, plus (ii) a priority return ("Priority Return") equal to 40%, compounded annually, of the principal amount of the Excess Funded Amount outstanding from time to time, until repaid in full. Payments of the Priority Dividend shall be allocated first to payments of any accrued and unpaid Priority Return, and then to repayment of the outstanding principal balance of the Excess Funded Amount.

      Section 10.3 Payment of Dividends. Unless prohibited by applicable law, CPEC shall distribute Dividends from Net Cash, if any, within 41 days after the end of each Fiscal Quarter, which shall be paid and applied in the following order and priority:

                  10.3.1 First, any Priority Dividend owed to Intercardia shall be paid in accordance with Section 10.2.

                  10.3.2 Second, any Priority Dividend owed to Interneuron or any other Member shall be paid in accordance with Section 10.2.

                  10.3.3 Third, any balance of Net Cash shall be paid as regular Dividends to the Members in proportion to their respective Percentage Interests, determined as of the last day of the Fiscal Quarter for which the Dividend is calculated.

      Section 10.4 Limitations on Dividend. Notwithstanding any provision to the contrary contained in this Agreement, CPEC, and the Board on behalf of CPEC, shall not make a Dividend to any Member on account of its interest in CPEC if such Dividend would violate Section 18-607 of the Delaware Act or other applicable Laws (which shall include, for these purposes, any contractual limitations or restrictions to which CPEC is subject, whether in connection with loan or financing documents or otherwise).

      Section 10.5 Set-offs. Before making any distribution of any Special Dividend, Priority Dividend or regular Dividend to a Member under this Article X, CPEC shall set-off against such Dividend all Member Debt and any other amounts (including interest) owed by such Member to CPEC, beginning with the oldest of such liability or indebtedness. The amount of Dividends otherwise payable to Intercardia that are set-off by CPEC under Section 8.7.3 hereof for Member Debt arising out of Intercardia's failure to pay CPEC the Knoll Territory Royalty shall be distributed to Interneuron as a Special Dividend which shall be paid to Interneuron and shall take priority over any Priority Dividend owed to Intercardia, notwithstanding the first two sentences of Section 10.1. However, if Intercardia's failure to pay the Knoll Territory Royalty resulted from Knoll's default on its obligation to pay Intercardia, the offset of the Knoll Territory Royalty shall not take priority over any unpaid Priority Dividend owing to Intercardia. The amount of any Dividend that is set-off against any other type of Member Debt under this Section 10.5 shall not be actually distributed to any Member, but instead shall give rise to treatment as follows:
(i) such amount shall be treated and deemed to be a Dividend distribution to the obligor under the Member Debt (the "Obligor") for purposes of this Agreement, including, without limitation, maintenance of Capital Accounts and determining the amount of any unpaid Priority Dividend or Special Dividend to which the Obligor is thereafter entitled; (ii) such amount shall be treated as having been paid by the Obligor to CPEC immediately thereafter in repayment against the Obligor's Member Debt; and (iii) CPEC shall retain such amount of offset Dividend as proceeds from the repayment of the Member Debt, and such amount shall be an available asset in the immediately succeeding Fiscal Quarter for CPEC to (A) use to reduce the total amount of Funding Requirements of all of the Members in a subsequent period, (B) take into account as an additional source of funds in determining the amount of Net Cash available in the immediately succeeding Fiscal Quarter for distribution to all of the Members, or (C) apply in part to such a reduction of Funding Requirements and in remaining part as an additional source of funds in such a determination of Net Cash.


                                  ARTICLE XI --
                                BOOKS AND RECORDS

      Section 11.1 Books and Records. CPEC shall maintain, at its principal place of business, complete and accurate books and records that show all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of CPEC business in accordance with GAAP consistently applied. Such books of account, together with a copy of this Agreement and of the Certificate, shall be open to copying, inspection, examination, review and verification at reasonable times by each Member and its duly authorized representative, at the Member's cost and expense, for any purpose reasonably related to such Member's interest in CPEC. CPEC shall not have the authority to withhold confidential information from a Member pursuant to Section 18-305c of the Delaware Act, as long as the Member requesting the information is in compliance in all material respects with its confidentiality obligations under Section 17.5 hereof.

      Section 11.2 Accounting Method. For financial reporting purposes, the books and records of CPEC shall be kept on the accrual method of accounting applied in a consistent manner in accordance with GAAP and shall otherwise be appropriate and adequate for CPEC's business.

      Section 11.3 Financial Statements. CPEC shall use its best efforts to provide Interneuron and Intercardia with unaudited financial statements within 10 business days following the end of the first, second and third Fiscal Quarters of each Fiscal Year. CPEC will furnish to each Member within 24 hours after receipt by CPEC, copies of any written reports provided by a collaborative partner that relate to the amount or calculation of Net Sales of Bucindolol for the Fiscal Quarter or the Fiscal Year, and in any event shall use its best efforts to provide each Member with audited financial statements for and as of the end of such Fiscal Year, within 60 days following the end of such Fiscal Year and will provide each Member with unaudited financial statements for and as of the end of such Fiscal Year as soon as they are available. Each Member shall be entitled to have a representative present to observe the annual audit.


                                 ARTICLE XII --
                                   TAX MATTERS

      Section 12.1 Tax Matters Partner. The Majority Member is hereby designated as "Tax Matters Partner" of CPEC for purposes of any election under ss. 6231(a)(7) of the Code. If the

Majority Member ceases to be qualified to serve as the Tax Matters Partner under the Code and Treasury Regulations, the Board shall designate another Member to serve in such capacity. The Tax Matters Partner shall, within ten (10) days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at CPEC level relating to the determination of any CPEC item of income, gain, loss, deduction or credit, mail or otherwise deliver a copy of such notice to each Member.

      Section 12.2 Taxation as Partnership. From and after execution of this Agreement, CPEC shall be treated as a partnership for U.S. federal income tax purposes.

      Section 12.3 Preparation of Tax Filings. The Tax Matters Partner shall prepare and file, or cause to be prepared and filed, on a timely basis, all applicable federal and state tax returns on behalf of CPEC. Intercardia shall receive a draft copy of CPEC's tax returns prior to their filing and shall cooperate with the Tax Matters Partner in the preparation of all such filings, upon reasonable request. The Tax Matters Partner or CPEC shall distribute to each Member a copy of each state or federal tax return, including schedules, promptly after the corresponding filing date.


                                 ARTICLE XIII --
                          LIABILITY AND INDEMNIFICATION

      Section 13.1 No Personal Liability. To the fullest extent permitted by the Delaware Act, the debts, obligations and liabilities of CPEC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of CPEC, and no Member, Director, Manager or Officer shall be obligated personally for any such debt, obligation or liability of CPEC solely by reason of being a Member, Director, Manager or Officer.

      Section 13.2 Reliance on Others. A Covered Person shall be fully protected in relying in good faith upon the records of CPEC and upon such information, opinions, reports or statements presented to CPEC by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of CPEC, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses or Net Cash or any other facts pertinent to the existence and amount of assets from which Dividends to Members might properly be paid.

      Section 13.3 Fiduciary Duty. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to CPEC or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to CPEC or to any Member for its good faith reliance on the provisions of this Agreement. The express provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

      Section 13.4 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from CPEC for any loss, damage, claim or expense, including reasonable legal fees, ("Liabilities") incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of CPEC and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any Liabilities incurred by such Covered Person if such Person has been determined in a final judgment from which no appeal has or may be taken to have acted in a manner which constituted breach of a fiduciary duty, gross negligence or willful misconduct with respect to such acts or omissions. Any indemnity under this Section 13.4 shall be provided out of and to the extent of CPEC assets only. No Covered Person shall have any personal liability with respect to such indemnity

      Section 13.5 Expenses. To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by CPEC prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by CPEC of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section
13.4 hereof.

      Section 13.6 Insurance. CPEC shall purchase and maintain insurance, including products liability and directors and officers' liability insurance, to the extent and in such amounts as the Board shall deem reasonable, for its own account and/or on behalf of Covered Persons and such other Persons as the Board shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of CPEC or such indemnities, regardless of whether CPEC would have the power to indemnify such Person against such liability under the provisions of this Agreement. CPEC may enter into indemnity contracts with Covered Persons and such other Persons as the Board shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 13.4 hereof and containing such other procedures regarding indemnification as are appropriate. Each Member shall be identified as an additional insured on any such policies. Upon request, CPEC shall furnish a Member a summary of the coverage amounts of each CPEC insurance policy.

      Section 13.7 Outside Businesses. Any Member or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of CPEC, and CPEC (except as set forth herein) and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of CPEC, shall not be deemed wrongful or improper. Except as set forth in this Agreement, no Member or Affiliate thereof shall be obligated to present any particular investment opportunity to CPEC even if such opportunity is of a character that, if presented to CPEC, could be taken by CPEC, and any Member or Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

                                 ARTICLE XIV --
                               ADDITIONAL MEMBERS

      Section 14.1      Right to Participate in Certain Sales of Additional
Securities.

                  14.1.1 Offer of Additional Interests. CPEC will not sell or issue any Interests, or securities convertible into or exchangeable for Interests, or options, warrants or rights carrying any rights to purchase Interests or capital stock of CPEC, unless CPEC first submits a written offer to each Member (collectively, the "Offerees"), identifying the terms of the proposed sale (including price, number or aggregate principal amount of Interests or securities and all other material terms) and offers to each Offeree in proportion to their respective Percentage Interests the opportunity to purchase its pro rata allotment of the Interests or securities on terms and conditions, including price, not less favorable than those on which CPEC proposes to sell such Interests or securities to a third party or parties. CPEC's offer pursuant to this Section 14.1 shall remain open and irrevocable for a period of 15 days, and if such Offeree elects to purchase, such Offeree shall be required to elect to purchase by giving written notice thereof to CPEC within such 15-day period and to consummate such purchase within five days thereafter. Any Interests or securities so offered which are not purchased by either Offeree pursuant to such offer may be sold by CPEC, but only on the terms and conditions set forth in the initial offer, at any time within 90 days following the termination of the above-referenced 15-day period but may not be sold to any other person or on terms and conditions, including price, that are more favorable to the purchaser than those set forth in such offer or after such 90-day period without renewed compliance with this Section 14.1.

                  14.1.2 Exceptions to Participation Right. Notwithstanding the foregoing, the right to purchase granted under this Section 14.1 shall terminate immediately prior to the initial public offering of Interests or securities of CPEC (or any successor to CPEC) and shall be inapplicable with respect to (i) options to purchase Interests or securities of CPEC granted or to be granted pursuant to any stock option plan or other employee benefit plan approved by the Board; (ii) CPEC securities issued as a result of any stock split, stock dividend, reclassification or reorganization or similar event with respect to the Interests or capital stock; (iii) CPEC Interests issuable or issued pursuant to the equity adjustment provisions of Section 8.6 of this Agreement; (iv) Interests or securities issued or issuable by CPEC in connection with an acquisition, joint venture, license or other collaborative agreement with a third party; or (v) any Member that owns less than 50% of the Interests held by it immediately after execution of this Agreement.

      Section 14.2 Admission. If any Interest remains to be acquired following completion of the procedures set forth in Section 14.1, CPEC may invite the Person to be admitted as an Additional Member to the extent of such remaining Interests, and upon the same terms previously offered. Such Person shall be admitted when it (i) executes this Agreement or a counterpart of this Agreement and (ii) is named as a Member on SCHEDULE A hereto. The legal fees and expenses associated with such admission shall be borne by the Additional Member.

      Section 14.3 Allocations. Additional Members shall not be entitled to any retroactive allocation of CPEC's income, gains, losses, deductions, credits or other items; provided that, subject to the restrictions of ss. 706(d) of the Code, Additional Members shall be entitled to their respective share of CPEC's income, gains, losses, deductions, credits and other items arising under contracts entered into before the effective date of the admission of any Additional Members to the extent that such income, gains, losses, deductions, credits and other items arise after such effective date. To the extent consistent with ss. 706(d) of the Code and Treasury Regulations promulgated thereunder, CPEC's books may be closed at the time Additional Members are admitted (as though CPEC's tax year had ended) or CPEC may credit to the Additional Members pro rata allocations of CPEC's income, gains, losses, deductions, credits and items for that portion of CPEC's Fiscal Year after the effective date of the admission of the Additional Members.

      Section 14.4 Transfers among Members. Except for the restrictions set forth in Section 15.3, nothing in this Agreement shall be deemed to prohibit any Member from transferring any or all of its Interest to another Member, upon mutually agreeable terms.


                                  ARTICLE XV --
                       ASSIGNMENT AND PLEDGE OF INTERESTS

      Section 15.1 Assignability of Interests. Subject to the restrictions set forth in Section 15.3, a Member may sell, transfer, assign or pledge the whole or any part of its Interest, upon notice to CPEC and execution of a counterpart to this Agreement by the transferee. CPEC shall notify the other Members promptly following such transfer.

      Section 15.2 Recognition of Assignment by CPEC. No assignment or pledge of any Interest, or any part thereof, that is in violation of this Article XV shall be valid or effective, and neither CPEC nor the Members shall recognize the same for the purpose of making Dividends pursuant to this Agreement. Neither CPEC nor the Members shall incur any liability as a result of refusing to make any such Dividends to the assignee of any such invalid assignment.

      Section 15.3 Certain Transfers Requiring Consent. The consent of the other Members will be required for any transfer of an Interest that would render CPEC not to be a partnership for federal income tax purposes, that would result in a "termination" of CPEC under Code Section 708(b)(1)(B), or that would be to any nonresident alien or any other person that is not a "United States person" (as defined by Code Section 7701(a)(30)).


                                 ARTICLE XVI --
                     DISSOLUTION, LIQUIDATION AND TERMINATION

      Section 16.1 No Dissolution. CPEC shall not be dissolved by the admission of Additional Members or substitute Members in accordance with the terms of this Agreement, or by the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event under the Delaware Act that terminates the continued membership of a Member in CPEC.

     Section 16.2 Events Causing Dissolution. CPEC shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

            (i)   the written consent of all Members;

            (ii)  the entry of a decree of judicial dissolution of CPEC under
                  Section 18-802 of the Delaware Act; or

            (iii) at any time there are no Members, unless CPEC is continued in accordance with the Delaware Act.

      Section 16.3 Liquidation. Upon dissolution of CPEC, the Board shall carry out the winding up of CPEC and shall immediately commence to wind up CPEC's affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of CPEC and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Members shall continue to share Profits and Losses during liquidation in the same proportions, as specified in Article IX hereof, as before liquidation. The proceeds of liquidation shall be distributed in the following order and priority:

            (i) to creditors of CPEC, in satisfaction of the liabilities of CPEC (whether by payment or the making of reasonable provision for payment thereof); and

            (ii) to the Members in accordance with their Capital Account balances, after giving effect to all contributions, Dividends and allocations for all periods, to be made in the priorities and amounts set forth in Article X hereof.

      Section 16.4. Distribution in Kind. Upon the dissolution and liquidation of CPEC, the Board may make distributions in liquidation in kind in the proportions and priorities provided in Section 16.3 hereof. In such event, the assets to be distributed in kind shall be valued, and appropriate pre-liquidation adjustments shall be made to the Capital Accounts of the Members in accordance with Article IX hereof to reflect the Profits or Losses that would have been realized and allocated to the Capital Accounts of the Members on a sale of such assets at their fair market value, prior to distribution of such assets in kind as provided in Section 16.3.

      Section 16.5 Termination. CPEC shall terminate when all of the assets of CPEC, after payment of or due provision for all debts, liabilities and obligations of CPEC, shall have been distributed to the Members in the manner provided for in this Article XVI and the Certificate shall have been canceled in the manner required by the Delaware Act.

      Section 16.6 Claims of the Members. The Members and former Members shall look solely to CPEC's assets for the return of their Capital Contributions, and if the assets of CPEC remaining after payment of or due provision for all debts, liabilities and obligations of CPEC are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against CPEC or any other Member.

                                 ARTICLE XVII --
                                  MISCELLANEOUS

      Section 17.1 Notices. Any notice required to be given hereunder shall be in writing, shall refer specifically to this Agreement (except in the case of Member or Director meetings), and shall be sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows, or to such other addressee as shall be properly designated in accordance with these notice provisions. All such notices shall be deemed to have been given when received at the address specified below.

      IF TO INTERNEURON:

                  Interneuron Pharmaceuticals, Inc.
                  99 Hayden Avenue
                  Lexington, MA 02421
                  Facsimile:  (781) 862-3859
                  Telephone:  (781) 402-3400
                  Attention:  Glenn L. Cooper, M.D.

      IF TO INTERCARDIA:

                  Intercardia, Inc.
                  Post Office Box 14287
                  3200 East Highway 54
                  Cape Fear Building, Suite 300
                  Research Triangle Park, NC 27709
                  Facsimile:  919-544-1245
                  Telephone:  919-558-8688
                  Attention:  Clayton I. Duncan

                  With a copy to:

                  Wyrick Robbins Yates & Ponton LLP
                  4101 Lake Boone Trail, Suite 300
                  Raleigh, NC 27607
                  Facsimile:  919-781-4865
                  Telephone:  919-781-4000
                  Attention:  Larry E. Robbins, Esq.



      IF TO CPEC:  at the address specified in Section 2.5 of this Agreement.

      IF TO A DIRECTOR:  at such Director's mailing address as provided to CPEC.

      IF TO ANY OTHER MEMBER: at the address set forth opposite its name on SCHEDULE A, or at such other address as such Member may hereafter designate by written notice to CPEC.

      Section 17.2      Dispute Resolution.

                  17.2.1 Procedures. If a dispute arises with respect to the development or commercialization of Bucindolol that can not be resolved by the BEXTRA Committee or the Board, but excluding any dispute relating specifically to interpretation of this Agreement), Intercardia may request that the matter be submitted to the Chief Executive Officers of Intercardia and Interneuron for resolution. If Intercardia has not requested such submission within 10 days after the dispute arises, or if the Chief Executive Officers fail to resolve such dispute following good faith discussions, the matter shall be resolved by the Chief Executive Officer of Interneuron. Under no circumstances shall Intercardia be bound by a decision that it has not agreed to that would put it in material breach of the Knoll Agreement (unless such provision or the decision would increase CPEC's obligations or materially adversely affect its rights.) In no event may Intercardia use the preceding sentence to avoid or reduce its Funding Requirements under this Agreement on the basis that compliance with the Funding Requirements would render it unable to satisfy its funding obligations under the Knoll Agreement. The dispute resolution mechanism in this Section
17.2.1 shall terminate if at any time Interneuron is not the Majority Member.

                  17.2.2 Arbitration. Any disputes (or portions thereof) arising between the Parties relating to interpretation of this Agreement (excluding matters related to the development or commercialization of Bucindolol subject to resolution under Section 17.2.1 above), whether before or after termination of the Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall make good faith efforts to amicably resolve the dispute without arbitration. Any arbitration hereunder shall be conducted under the rules of the American Arbitration Association. Each such arbitration shall be conducted by a panel of three arbitrators: one arbitrator shall be appointed by each of Interneuron and Intercardia and the third shall be appointed by the two arbitrators; provided, however, if no mutually acceptable arbitrator can be agreed to by the first two arbitrators, a third shall be appointed by the American Arbitration Association. Any such arbitration shall be held in New York, New York. The arbitrators shall have the authority to direct the Parties as to the manner in which the Parties shall resolve the disputed issues, to render a final decision with respect to such disputed issues, or to grant specific performance with respect to any such disputed issue. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Nothing in this Section shall be construed to preclude either Party from seeking provisional remedies, including but not limited to, temporary restraining orders and preliminary injunctions, from any court of competent jurisdiction, in order to protect its rights pending arbitration, but such preliminary relief shall not be sought as a means of avoiding arbitration. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

      Section 17.3 Failure to Pursue Remedies. The failure of any Member to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

      Section 17.4 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Member shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law or otherwise.

      Section 17.5 Confidentiality. Each Member may have access through CPEC (including as a Member, Director or member of the BEXTRA Committee) or otherwise under this Agreement to confidential or proprietary information of CPEC, the other Member or third parties. In such event, the receiving party shall hold in confidence and not disclose to any third party any information from the disclosing party that is marked as confidential or proprietary, and shall cause its Representatives to do the same. This restriction shall not apply to information that becomes part of the public domain through no fault of the receiving party or is obtained from a third party who is not under any obligation of confidentiality. In addition, Intercardia may disclose such information to Knoll for purposes of the Knoll Agreement, and any receiving party may disclose the information to a consultant, collaborator or potential collaborator if necessary in connection with the conduct of its responsibilities under this Agreement, as long as such person is bound by confidentiality obligations comparable to the obligations under this Agreement. If the receiving party receives a subpoena or becomes subject to any other legal process requiring disclosure of the disclosing party's confidential or proprietary information, it will promptly notify the disclosing party and cooperate to minimize the scope of the disclosure to the extent practicable. This Section
17.5 shall continue for five years from and after termination of this Agreement.

      Section 17.6 Amendments. Any amendment to this Agreement shall be adopted and be effective as an amendment hereto if in writing and approved by Members constituting a Supermajority Vote.

      Section 17.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal Representatives and assigns.

      Section 17.8 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Except as otherwise specified, all references herein to "Articles," "Sections" and "Paragraphs" shall refer to corresponding provisions of this Agreement.

      Section 17.9 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

      Section 17.10 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

      Section 17.11 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

      Section 17.12 Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.


                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

      IN WITNESS WHEREOF, the parties hereto have caused their duly authorized Representatives to execute this Agreement as of the date first above stated.


                              INTERNEURON PHARMACEUTICALS, INC.


                              By:___________________________________
                                    Name:
                                    Title:



                                INTERCARDIA, INC.



                              By:___________________________________
                                    Name:
                                    Title:




                              CPEC LLC


                              By:___________________________________
                                    Name:
                                    Title: